Sony Group Corporation S-8

Exhibit 4.2

Notice of Granting of RSUs

November 25, 2022

Sony Group Corporation

Representative Corporate Executive Officer
Chairman, President and CEO
Kenichiro Yoshida

The Corporation hereby notifies you that Representative Corporate Executive Officer of the Corporation has determined to grant you the Restricted Stock Units (the “RSUs”) as stated below on November 1, 2022, in accordance with Article 2.1, Paragraph 2 of the Restricted Stock Units (RSU) Regulations attached hereto as Attachment 1 (the “RSU Regulations”).

(1)	Grant Date

November 25, 2022.

(2)	Number of RSUs to be Granted

The number of RSUs to be granted can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(3)	Vesting of RSUs

(i)	Method of Vesting (plan)

The method of vesting (plan) applicable to the RSUs can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

For details of each plan, please see EXHIBIT (Method of Vesting) of the RSU Regulations.

(ii)	Information on Vesting

The vesting schedule and the number of RSUs scheduled to vest on each Vesting Date, respectively, and, upon the issuance or transfer of the shares to be delivered upon vesting, the notice concerning the subscription and allotment described below can be found on My Equity of Equity Gateway.

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(4)	Other handlings

Details regarding the granting of the RSUs, the vesting of the RSUs, the delivery of the shares and the extinguishment of the rights shall be as set forth in the RSU Regulations (for the Recipients who are residents of Israel, including the Appendix (for Israeli Residents) to the RSU Regulations attached hereto as Attachment 2 (the “Israeli Appendix”)).

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For the Recipients who are not residents of Japan, the appendix to this notice titled Appendix for Non-Japanese Resident (the “Global Appendix”) shall also apply.

(5)	Confirmation and Consent Regarding Granting of RSUs

By clicking the Accept and Agree button displayed in My Equity of Equity Gateway, it is confirmed that you have understood the contents of this notice as well as the RSU Regulations, and it is deemed that you have agreed to the following matters. If clicking the Accept and Agree button is not confirmed within 30 days from the Grant Date, it will be deemed that you have waived all your rights to receive the RSUs granted to you by this notice:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(i)	The RSUs specified in this notice are hereby granted to you.

(ii)	You will comply with the provisions of the RSU Regulations (including the Israeli Appendix) and this notice (including the Global Appendix).

(iii)	For U.S. residents, the U.S. Prospectus attached hereto as Attachment 3 is deemed to have been received by you.

(iv)	When the RSUs granted to you are vested in accordance with the RSU Regulations, the notice concerning the subscription and allotment of the shares to be delivered (fulfilling the requirement of notification pursuant to Article 203, Paragraph 1 and Article 204, Paragraph 3 of the Companies Act of Japan) and, if applicable, the prospectus concerning the offering of the shares to be delivered and its amendments (fulfilling the requirement under Article 15, Paragraph 2 through Paragraph 4 of the Financial Instrument and Exchange Act of Japan) will be posted in Equity Gateway. The documents are deemed to have been received by you when the notice of delivery of such documents is posted on the system.

(v)	You hereby authorize the Corporation or the Corporation’s agent, on behalf of you, (a) to prepare an application form for subscription of shares which have been notified to you in accordance with item (iii) above; (b) to fill out the necessary information and submit such share application form to the Corporation under Article 203, Paragraph 2 of the Companies Act; and (c) to take other measures required to complete the procedures for you to receive the shares pursuant to the RSU Regulations.

(vi)	Pursuant to Article 5.1, Paragraph 3 of the RSU Regulations, when the Corporation or its subsidiary withholds any income tax and any other taxes or public charges upon vesting, you shall pay an amount equivalent to such withholding amount by selling a portion of your shares to be delivered upon vesting to cover such amount or by any other method designated by the Corporation or its subsidiary.

End

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Appendix for Non-Japanese Resident (Global Appendix)

Restricted Stock Units

Please read the general wording below and the country specific wording (if any) which may apply depending on your location.

1.	Agreement to Terms and Conditions

By accepting the restricted stock units granted by Sony Group Corporation (the “Corporation”) to you (your “Award”), you also accept the terms and conditions in this Appendix for Non-Japanese Resident (this “Appendix”). The Notice of Granting of Units, the Restricted Stock Unit Regulations (the “RSU Regulations”) and this Appendix are the documents that govern your Award (the “Award Documents”).

Capitalised terms not defined in this Appendix will have the meaning given to them in the RSU Regulations.

2.	English Language

In the event of any discrepancy between the English language version of the Award Documents and any version provided to you in another language, you acknowledge that the English version will prevail. You also confirm that you fully understand the contents of the English language version of the Award Documents. By accepting your Award, you acknowledge that you do not need a translation of the Award Documents.

3.	No Public Offer

Your Award is being offered to you in your capacity as an officer or employee of the Corporation or any of its Group Companies. This is a private placement directed at certain directors, officers and key employees of the Corporation or its Group Companies in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus.

4.	Offer Not Generally Registered or Approved; No Prospectus; Resale Restrictions

WARNING: No registration outside of the United States: you acknowledge that the Award and Award Documents have not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction. The regulatory bodies in your jurisdiction accept no responsibility for the accuracy and completeness of the statements and information contained in the Award Documents and take no liability whatsoever for any loss arising from reliance upon the whole or any part of the contents of the Award Documents.

WARNING: No prospectus outside of the United States: you acknowledge that no prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable authority in your jurisdiction in connection with your Award.

WARNING: Restricted resale: you acknowledge that the Shares you may acquire upon settlement of your Award may be subject to restrictions on transfer and resale in your local jurisdiction. You agree that you will comply with any such restrictions, including that you will not offer, sell, advertise or otherwise market the Shares (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.

5.	Cash Settlement

In any jurisdiction where it would breach any law or regulation to settle your Award in Shares or where for some practical reason the Corporation decides it is necessary or desirable to settle your Award otherwise than in Shares, then your Award will be settled in full or in part in cash. You acknowledge that any dividend equivalent payable in relation to your Award may be settled in cash instead of Shares.

6.	No Legal or Financial Advice

You agree and acknowledge that neither the Corporation, nor any person or entity acting on their behalf has provided you with any legal, investment, tax or financial advice with respect to your participation in the RSU Regulations, your Award or any Shares or cash acquired upon settlement of your Award. Your Award is in no way secured, guaranteed or warranted by the Corporation.

You are advised to exercise caution in relation to the offer and/or grant of your Award. If you are in doubt about any of the contents of the Award Documents, you should obtain independent professional advice.

7.	Data Protection

By accepting your Award, you acknowledge that your Award is subject to any data protection policy, information security documents and any other applicable data privacy policies of the Corporation and/or a third party designated by the Corporation who manages services to administrate your Units and Shares, which are consistent with such policies of the Corporation.

8.	Acknowledgment of Tax Responsibility

In most countries, receiving an Award will have tax consequences, including reporting, compliance and payment liability. By accepting your Award, you acknowledge and agree that all payments made with respect to your Award may be subject to tax and social security in the country where you are employed, reside or are otherwise subject to tax. You acknowledge that the Corporation may withhold amounts and make arrangements as considered necessary to meet any tax or social security liability.

You acknowledge that the Corporation does not guarantee any particular tax treatment in relation to your Award, and you agree to be responsible for and bear any liability for any personal tax and social security charges, or similar charges, that arise in respect of your Award or your participation in the RSU Regulations.

You agree to enter into any tax elections as may be requested by the Corporation for particular tax and/or social security treatment, whether in respect of your Award or any Shares acquired by you on the vesting of your Award.

Any tax information provided is for reference purposes only.

The Corporation is not providing any tax advice to you and you should consult your own tax advisor regarding the tax consequences of your Award if you are in any doubt.

9.	Adequate Information

By accepting your Award, you certify that you: (i) have been given all relevant information and materials with respect to the Corporation’s operations and financial condition and the terms and conditions of the Award as set out in the Award Documents; (ii) have read and understood such information and materials; (iii) are fully aware and knowledgeable of the terms and conditions of the Award as set out in the Award Documents; (iv) completely and voluntarily agree to the terms and conditions of the Award as set out in the Award Documents; and, (v) consent to the use of electronic communications in connection with your Award and the RSU Regulations and consent to contracting electronically with the Corporation (or other parties, as applicable).

The information provided does not take into account your objectives, financial situation or needs.

You have had the opportunity to ask questions and receive answers from the Corporation regarding the contents and the terms and conditions of the Award Documents. If you do not understand the contents of the Award Documents, you should consult an authorized financial advisor.

The Corporation will, on request, at no charge and within a reasonable time, provide you with a full copy of the RSU Regulations, which may include providing an electronic version of the RSU Regulations or online access to the RSU Regulations.

10.	Risk Warnings

Share price risk: there is a risk that the Shares awarded to you under the RSU Regulations may fall as well as rise in value. Market forces will impact the price of the Shares awarded to you, and in the worst case, the market value of the Shares may become zero. More information in relation to the Corporation, including the share price, can be found at https://www.sony.com/en/SonyInfo/IR/.

Currency risk: As the Shares are traded in Japanese yen which is not the currency in your jurisdiction, the value of the Shares to you may also be affected by movements in the exchange rate. You agree that the Corporation is not liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of money.

11.	No Retention or Employment Rights

All benefits granted under any Award, are an extraordinary payment and may not, in any way, be considered part of your normal remuneration. All Awards are personal to you and are non- transferable.

Nothing in the Award Documents: (i) will be taken into account in determining your wages, salary, remuneration, pension arrangements or severance pay upon termination of your employment for any reason, bonuses, pension or retirement payments, or any similar payments to any of the foregoing; (ii) provides you with the right to receive a grant of awards in the future; (iii) has any influence on the terms or amount of any award that you may be granted in the future; or, (iv) guarantees that awards will vest.

You acknowledge that the Corporation’s decision to grant your Award is discretionary and that you have no automatic right to participate in the RSU Regulations. The Corporation may at any time in its sole discretion, decide to cease offering awards to employees.

You acknowledge that you are not automatically entitled to the exercise of any discretion under the RSU Regulations in your favour and that you do not have any claim or right of action in respect of any decision, omission, or discretion which may operate to your disadvantage.

You agree to waive all rights which might arise in connection with the RSU Regulations, other than the right to acquire Shares or cash (subject to and in accordance with the RSU Regulations), in consideration for and as a condition of your Award.

You acknowledge that you do not have any right to compensation or damages for any loss (actual or potential) in relation to the RSU Regulations or your Award.

12.	Exchange Controls & Reporting Requirements

You agree that you are solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to you with respect to your Award, and the Corporation will not be responsible for obtaining exchange control approval on your behalf. In the event that you fail to obtain any required exchange control approval, the Corporation will not be liable in any way for any resulting fines or penalties. You should seek independent professional advice if you are unsure about your foreign exchange obligations as a result of your participation in the RSU Regulations.

13.	Mobile Employees

If you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment and the vesting period of your Award, or that you are or may be subject to tax in more than one country, you are strongly encouraged to inform the Corporation and to speak with a personal tax advisor regarding the tax treatment of your Award.

14.	Severability

In the event any provision or part of this Appendix is found to be invalid or unenforceable, only that particular provision or part so found, and the other provisions of the Appendix shall be effective.

European Union specific wording

15.	If you are subject to the laws of an EU Member State

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

The obligation to publish a prospectus in the EU does not apply because of Article 1(4)(b) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is 499,842.

Country specific wording

16.	If you are subject to the laws of Canada

In addition to any restrictions on resale and transfer noted in the Award Documents, Shares acquired pursuant to the plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their Shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such Shares.

By accepting your Award, you represent and warrant to the Corporation that your participation under the RSU Regulations is voluntary and that you have not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

Your Award cannot be settled in cash or using Shares purchased on the market. Your Award will only be settled using treasury Shares or newly issued Shares of the Corporation.

If you are a resident of Québec, by accepting your Award, you acknowledge that you have expressly requested that all documents evidencing or relating in any way to the grant of the Award (including, for greater certainty, any confirmation or any notice) will be in the English language only.

Si vous êtes résident de Québec, vous reconnaissez, en acceptant l'allocation effectuée à votre profit, avoir expressément exigé que tous les documents relatifs à cette allocation ou s'y rapportant de quelque manière que ce soit (incluant, pour plus de certitude, toute confirmation ou tout avis) soient rédigés en anglais uniquement.

17.	If you are subject to the laws of China

The RSU Regulations and your employing entity have been registered with the State Administration of Foreign Exchange in China (SAFE), to enable you to receive Shares under the RSU Regulations. As a term of the SAFE consent, certain procedures must be followed.

By accepting your Award you acknowledge that if you sell all or part of the Shares held by you, which were acquired in connection with your Award(s) in accordance with the RSU Regulations, the proceeds of such sale shall be repatriated to your account in China within 6 months upon receipt of the proceeds. For the avoidance of doubt, this restriction applies whether you have ceased your employment or not.

You agree that the Corporation is authorised to instruct its designated broker to assist with the repatriation of sale proceeds of such Shares (on your behalf pursuant to this authorisation) and you expressly authorise the Corporation’s designated broker to complete the repatriation of sale proceeds of such Shares. You acknowledge that the Corporation’s designated broker is under no obligation to arrange for the repatriation of sale proceeds of such Shares at any particular foreign exchange rate.

Upon the sale of the Shares, the Corporation agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your Award and legally applicable to you.

You agree that the Corporation and/or other companies in the Sony group (including your employer) may provide your information to any third parties (including persons acting as agents or external consultants of the Corporation and/or other companies in the Sony group (including your employer)) for the purpose of management and registry of the RSU plan and your Award, and you understand that you will be duly provided with such third party recipient’s name and contact information.  Also, you agree that the Corporation and/or other companies in the Sony group (including your employer) may transfer your personal information to countries and regions outside of mainland China for the purpose of management and registry of the RSU plan and your Award.

The collection, use, process and transfer of your personal information is subject to the PRC Personal Information Protection Law and you are entitled to statutory rights and remedies thereunder. In order to exercise such rights, you can contact the Secretariat of the Stock Option Plan, Corporate Human Resources, Sony Group Corporation or the Human Resources Department of Sony Corporation of America (the contact information will be provided separately).

18.	If you are subject to the laws of India

The securities described in the Award Documents are being offered only to a select number of qualifying employees of the Corporation, its subsidiaries or any associated company. Such employees may not be acting on behalf of or as an agent for any other person. Securities under the RSU Regulations will not be available for subscription or purchase by any other person.

The Award Documents do not invite offers from the public for subscription or purchase of the securities of any body corporate under any law for the time being in force in India. The website of the Corporation is not a prospectus under the applicable laws for the time being in force in India. The Corporation does not intend to market, promote, or invite offers for subscription or purchase of the securities of any body corporate by virtue of providing you with any of the Award Documents. The information provided in the Award Documents is for records only. Any person who subscribes or purchases securities of any body corporate should consult their own investment advisers before making any investments. The Corporation shall not be liable or responsible for any such investment decision made by any person.

19.	If you are subject to the laws of Malaysia

If you are employed in Malaysia, you should note that the grant of Awards in Malaysia constitutes or relates to an 'excluded offer', 'excluded invitation' or 'excluded issue' pursuant to Sections 229 and 230 of the Malaysian Capital Markets and Services Act 2007.

Copies of the Award Documents may have been delivered to the Securities Commission of Malaysia. The Award Documents do not constitute, and may not be used for the purpose of, a public offering or issue, offer for subscription or purchase, invitation to subscribe for or purchase of any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

20.	If you are subject to the laws of Portugal

Your Award and the benefits provided under the Award are in no way secured, guaranteed or warranted by the Corporation or your employer and the Corporation and your employer does not guarantee a specified level of return on your Award or the Shares you receive upon settlement of your Award. You expressly acknowledge that there is no obligation on the part of the Corporation or your employer to implement the RSU Regulations and grant any Award in subsequent years.

21.	If you are subject to the laws of Singapore

You acknowledge that the Plan Documents have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Appendix and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

The Awards under the RSU Regulations are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

22.	If you are subject to the laws of South Korea

If you are employed in the Republic of Korea then, notwithstanding anything set forth in the Award Documents, your Award is granted by Sony Group Corporation, not your local employer.

23.	If you are subject to the laws of Switzerland

The offering of Awards under the RSU Regulations in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (FinSA) because such offering by the Corporation is made exclusively to current or former members of the board of directors, members of the management board or employees of the Corporation and its affiliates. The Award Documents do not constitute a prospectus pursuant to FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of Awards.

24.	If you are subject to the laws of the UK

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

The obligation to publish a prospectus does not apply because of Section 86(1)(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of shares which are the subject of this offer is 499,842.

Nothing in the terms of the Awards or any communication issued to you in connection with the Awards is intended to constitute investment advice in relation to the Awards. If you are in any doubt as to whether to proceed in participating under the RSU Regulations or in connection with your own financial or tax position, you are recommended to seek advice from a duly authorised independent adviser.

25.	If you are subject to the laws of the United States

(1)	Fair Market Value.

For purposes of determining any income tax imposed on you, unless otherwise determined by the Corporation, fair market value shall be the closing price of the Corporation’s common stock on the Tokyo Stock Exchange (“TSE”) as of the trading day immediately preceding the Vesting Date. In the event that the common stock ceases to trade on the TSE, fair market value shall be as determined by the Corporation in its sole discretion.

(2)	Section 409A of the Code.

If you are a US taxpayer, the intent of the parties is that your grant of Awards under the RSU Regulations complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code,” and such section, “Section 409A”), and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, with respect to Awards granted to US taxpayers, the RSU Regulations shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation of the applicable provision without violating the provisions of Section 409A. In no event shall the Corporation be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid or promised to you hereunder based on the Corporation’s reasonable good-faith interpretation of Section 409A.

Notwithstanding anything in the RSU Regulations, the date of issuance or the transfer of the Shares may be no later than two and a half months following the calendar year in which your Award vests.

(3)	Compliance with law.

If the disposition of Shares you acquired pursuant to the RSU Regulations is not covered by any registration statement under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Corporation may require you, as a condition precedent to receipt of such Shares, to represent to the Corporation in writing that the Shares you acquired are acquired for investment only and not with a view to distribution and that such Shares shall be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

Attachment 1

Restricted Stock Unit (RSU) Regulations

Attachment 2

Appendix (for Israeli Residents) to the RSU Regulations (Israeli Appendix)

Attachment 3

U.S. Prospectus

- Restricted Stock Units